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               AMENDMENT TO AMENDED AND RESTATED NOTE AGREEMENTS


     This Amendment dated as of May 28, 1999 is among 3Com Corporation, a Delaware Corporation ("3Com"), Metropolitan Life Insurance Company ("MetLife"), The Northwestern Mutual Life Insurance Company ("Northwestern Mutual") and Metropolitan Property and Casualty Insurance Company ("Met Property") (MetLife, Northwestern Mutual and Met Property are hereinafter collectively referred to as the "Purchasers").

                                 WITNESSETH:

     WHEREAS, U.S. Robotics Corporation, a Delaware corporation ("USR") entered into those separate Amended and Restated Note Agreements, each dated as of March 1, 1995 (the "Note Agreements"), with each of the Purchasers, respectively, pursuant to which USR issued to such Purchasers its Amended and Restated 7.52% Senior Notes, due June 30, 2001, in the aggregate principal amount of $60,000,000 (the "Notes"); and

     WHEREAS, 3Com became the successor by merger to USR on June 12, 1997; and

     WHEREAS, the parties executed an Assignment and Assumption Agreement dated as of June 12, 1997, whereby the parties effected the assignment by USR to 3Com and the assumption by 3Com of all the right, title, obligations and interest of USR in, to and under the Note Agreements and the Notes; and

     WHEREAS, the parties now wish to amend the Note Agreements as hereinafter set forth;

     NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

SECTION 1.  AMENDMENT.

     1.1. Item (A) of Section 5.10(a) of each Note Agreement shall be and hereby is amended by adding the following parenthetical phrase after the number "$10,000,000":

               "(except that, during the period beginning February 27, 1999 through July 31, 1999, such number shall be increased to $40,000,000)"


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SECTION 2.  REPRESENTATIONS AND WARRANTIES.

     2.1. To induce the Purchasers to execute and deliver this Amendment, 3Com represents and warrants to the Purchasers (which representations shall survive the execution and delivery of this Amendment) that:

     (a) this Amendment has been duly authorized, executed and delivered by it and this Amendment constitutes the legal, valid and binding obligation, contract and agreement of 3Com enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors' rights generally;

     (b) the Note Agreements, as amended by this Amendment, constitutes the legal, valid and binding obligation, contract and agreement of 3Com enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors' rights generally;

     (c) the execution, delivery and performance by 3Com of this Amendment (i) have been duly authorized by all requisite corporate action and, if required, shareholder action, (ii) do not require the consent or approval of any governmental or regulatory body or agency, and (iii) will not (A) violate (1) any provision of law, statute, rule or regulation or its certificate of incorporation or bylaws, (2) any order of any court or any rule, regulation or order of any other agency or government binding upon it, (B) violate or require any consent under or with respect to any provision of any material indenture, agreement or other instrument to which it is a party or by which its properties or assets are or may be bound, or (C) result in a breach or constitute (alone or with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument;

     (d) after giving effect to this Amendment, no Default or Event of Default has occurred which is continuing; and

     (e) since February 26, 1999 there has been no material adverse change in the financial condition, operations, business, properties or prospects of the Company or any Subsidiary.

SECTION 3. MISCELLANEOUS.

     3.1 This Amendment shall be construed in connection with and as part of the Note Agreements, and except as modified and expressly amended by this Amendment, all terms, conditions and covenants contained in the Note Agreements and the Notes are hereby ratified and shall be and remain in full force and effect.

     3.2 All capitalized terms set forth herein and not otherwise defined shall have the meanings set forth in the Note Agreements.


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     3.3     This Amendment may be executed in counterparts, each executed counterpart constituting an original but all together only one agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment effective as of this 28th day of May, 1999.

3COM CORPORATION                            METROPOLITAN LIFE INSURANCE
                                            COMPANY

By: ______________________________          By: _______________________________

Title: ___________________________          Title: ____________________________


                                            THE NORTHWESTERN MUTUAL
                                            LIFE INSURANCE COMPANY

                                            By: _______________________________

                                            Title: ____________________________


                                            METROPOLITAN PROPERTY AND
                                            CASUALTY COMPANY

                                            By: _______________________________

                                            Title: ____________________________


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